Exhibit 99

JAGUAR INVESTMENTS ANNOUNCES INTENT TO ACQUIRE 100% OF SHARES OUTSTANDING FOR PREMIER SPORTS MEDIA AND ENTERTAINMENT GROUP, INC.

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--May 25, 2001--Jaguar Investments (OTCBB:JGUR) announced today that it has executed a Letter of Intent to acquire 100% of the issued and outstanding shares of Premier Sports Media and Entertainment Group, Inc.

The Business of Premier

Based in New York,  NY,  Premier  Sports  Media and  Entertainment  Group,  Inc.
("Premier") is a privately owned sports media and entertainment company that commenced operations in 2001. Its mission to grow through acquisition and create an enterprise that encompasses a diversified business mix that complements its existing properties and creates a fresh, relevant sports media and entertainment conglomerate.

Premier's initial phase-in of its business model was the completion of its acquisitions of Explosion Promotions, Inc. ("Explosion") and CNB Entertainment, LLC ("CNBE"). Explosion is a boxing promotion company that produces an award-winning boxing talk show. CNBE is an enterprise that services entertainment properties by providing a full palette of support including capital acquisition, project development and entertainment property management. As wholly owned subsidiaries of Premier, Explosion and CNBE combine to create a perfect synergy that contributes to each other and to the Company's newly formed business, Premier Publications, Inc.

This publication division will produce Commemorative Magazine Editions that center on the unique viewpoint of sports and entertainment icons and will utilize their legendary status to create publications that are instantly collector's items. Premier's personal relationships and professional affiliations will be one of the cornerstones to building a network of sports media and entertainment personalities that will enhance the marketability of Premier's properties and fuel the growth of its core businesses.

Terms of the Agreement.

The total consideration payable to Premier shareholders will be 1,000,000 shares of Jaguar's common stock in exchange for 100% of Premier's issued and outstanding shares. Jaguar currently has 11,310,000 shares of common stock issued and outstanding.

Although the Letter of Intent is non-binding, the parties intend to negotiate in good faith with the view to executing a definitive agreement as soon as practicable. It is expected that the definitive agreement will contain various conditions precedent to the closing of the transaction, including that Premier have raised at least $3,000,000 through the private placement of its securities. The closing of the transaction is expected to occur on or before August 1, 2001.

There can be no assurance that a definitive agreement will be executed or, even if executed, that the conditions precedent to closing will be fulfilled, nor can there be any assurance that if the acquisition of Premier is not consummated, Jaguar will be able to identify any other suitable acquisition candidate, investment or opportunity, or consummate any other transaction.

This release contains forward-looking statements regarding future events and developments affecting the businesses of Jaguar Investments, Inc. and Premier Sports Media and Entertainment Group, Inc. These statements involve known and unknown risks, uncertainties or other factors, not under the control of the companies, that may affect actual results, performance, achievements or other expectations expressed or implied by these forward-looking statement.

CONTACT: Jaguar Investments, Inc., Scottsdale          Ian W. Rice, 480/945-2232